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                    June 3, 2021

       Jing Jin
       Chief Executive Officer
       Greenland Technologies Holding Corporation
       50 Millstone Road, Building 400 Suite 130
       East Windsor, NJ 08512

                                                        Re: Greenland
Technologies Holding Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed May 26, 2021
                                                            File No. 333-256509

       Dear Mr. Jin:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Ying Li